FORM OF

ADMINISTRATIVE AGENCY AGREEMENT

THIS AGREEMENT is made as of [________] __, 2020_, by and between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (the "Accounting Agent"), and Investment Managers Series Trust a Delaware statutory trust (the “Fund” on behalf of each series listed on Appendix A to this Agreement each a “Portfolio” and collectively, the "Portfolios").

WITNESSETH:

WHEREAS, the Fund is registered with the United States Securities and Exchange Commission as a management investment company under the Investment Company Act of 1940 (the “1940 Act”); and

WHEREAS, the Fund desires to retain the Accounting Agent to render certain services to the Fund and each Portfolio, and the Accounting Agent is willing to render such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1. Appointment of Accounting Agent. The Fund hereby employs and appoints the Accounting Agent to act as its agent on the terms set forth in this Agreement, and the Accounting Agent accepts such appointment. The terms of this Agreement shall apply separately and respectively to each Portfolio.

2. Delivery of Documents. The Fund will on a continuing basis provide the Accounting Agent with:

2.1 properly certified or authenticated copies of resolutions of the Fund’s Board of Trustees authorizing the appointment of the Accounting Agent as agent of the Fund and approving this Agreement;

2.2 a copy of the Fund’s most recent registration statement, with respect to each Portfolio;

2.3 copies of all agreements between the Fund and its service providers with respect to each Portfolio, that the Accounting Agent may reasonably request in connection with the performance of its duties hereunder, including without limitation, advisory, distribution and administration agreements and distribution and/or shareholder servicing plans;

2.4 a copy of the Fund’s valuation procedures;

2.5 a copy of the Fund’s Declaration of Trust and By-laws;

2.6 any other documents or resolutions (including but not limited to directions or resolutions of the Fund’s Board of Trustees) which relate to or affect the Accounting Agent's performance of its duties hereunder or which the Accounting Agent may at any time reasonably request; and

2.7 copies of any and all amendments or supplements to the foregoing.

3. Duties as Accounting Agent. Subject to the supervision and direction of the Fund’s Board of Trustees, the Accounting Agent will perform the services described in Appendix B hereto. Additional services may be provided by the Accounting Agent upon the request of the Fund as mutually agreed from time to time. In performing its duties and obligations hereunder, the Accounting Agent will act in accordance with the Fund’s instructions as defined in Section 5 (“Instructions”). It is agreed and understood that the Accounting Agent shall not be responsible for the Fund’s compliance with any applicable documents, laws or regulations, or for losses, costs or expenses arising out of the Fund’s failure to comply with said documents, laws or regulations or the Fund’s failure or inability to correct any non-compliance therewith.

3.1 Records. The Accounting Agent will maintain and retain such records as required by the 1940 Act and other applicable federal securities laws and created pursuant to the performance of the Accounting Agent’s obligations under this Agreement. The Accounting Agent will maintain such other records as requested by the Fund and received by the Accounting Agent. The Accounting Agent shall not be responsible for the accuracy and completeness of any records not created by the Accounting Agent. The Accounting Agent acknowledges that the records maintained and preserved by the Accounting Agent pursuant to this Agreement are the property of the Fund and will be, at the Fund’s expense, surrendered promptly upon reasonable request. In performing its obligations under this Section, the Accounting Agent may utilize micrographic and electronic storage media as well as independent third party storage facilities; provided that the Accounting Agent shall take steps to reasonably maintain the confidentiality of any records so stored in accordance with the applicable provisions hereof.

3.2 Use of Agents The Accounting Agent may at any time or times in its discretion appoint (and may at any time remove) any affiliate, bank, or subcontractor as its agent (each an “Agent” and collectively, the “Agents”), to carry out the provisions of this Agreement as it may from time to time direct. The Accounting Agent shall exercise reasonable care in the selection and monitoring of such Agents, the appointment of an Agent shall not relieve the Accounting Agent of its obligations under this Agreement~~.~~

4. Duties of the Fund. The Fund shall notify the Accounting Agent promptly of any matter that would materially affect the performance by the Accounting Agent of its services under this Agreement and where the Accounting Agent is providing fund accounting services pursuant to this Agreement shall promptly notify the Accounting Agent as to the accrual of liabilities of the Fund not appearing on the books of account kept by the Accounting Agent as to the existence, status and proper treatment of reserves, if any, authorized by the Fund. The Fund further agrees to provide such information to the Accounting Agent as may be requested under applicable laws, including, but not limited to, applicable anti-money laundering laws and regulations which requires the Accounting Agent to collect certain information about its customers. The Fund acknowledges that under applicable anti-money laundering rules and regulations, the Fund is the customer of the Accounting Agent and the Shareholders are the customers of the Fund, for which the Fund is ultimately responsible for satisfying specific anti-money laundering obligations.

5. Instructions.

5.1 The Accounting Agent shall not be liable for, and shall be indemnified by the Fund against any and all losses, costs, damages or expenses arising from or as a result of, any action taken or omitted in reliance upon Instructions or upon any other written notice, request, direction, instruction, certificate or other instrument reasonably believed by it to be genuine and signed or authorized by the proper party or parties. A list of persons so authorized by the Fund (“Authorized Persons”) is attached hereto as Appendix C and upon which the Accounting Agent may rely until its receipt of notification to the contrary by the Fund.

5.2 Instructions shall include a written request, direction, instruction or certification signed or initialed on behalf of the Fund by one or more persons as the Board of Trustees of the Fund shall have from time to time authorized in writing. Those persons authorized to give Instructions may be identified by the Board of Trustees by name, title or position and will include at least one officer empowered by the Board to name other individuals who are authorized to give Instructions on behalf of the Fund.

5.3 Telephonic or other oral instructions or instructions given by telefax transmission may be given by any one of the above persons and will also be considered Instructions if the Accounting Agent reasonably believes them to have been given by a person authorized to give such Instructions with respect to the transaction involved.

5.4 With respect to telefax transmissions, the Fund hereby acknowledges that (i) receipt of legible instructions cannot be assured, (ii) the Accounting Agent cannot verify that authorized signatures on telefax instructions are original, and (iii) the Accounting Agent shall not be responsible for losses or expenses incurred through actions taken in reasonable reliance on such telefax instructions.

5.5 Instructions given orally will not be confirmed in writing and the lack of such confirmation shall in no way affect any action taken by the Accounting Agent in reliance upon such oral Instructions. The Fund authorizes the Accounting Agent to tape record any and all telephonic or other oral Instructions given to the Accounting Agent by or on behalf of the Fund (including any of its officers, directors, trustees, employees or agents or any investment manager or adviser or person or entity with similar responsibilities which is authorized to give Instructions on behalf of the Fund to the Accounting Agent.)

6. Expenses and Compensation. For the services to be rendered and the facilities to be furnished by the Accounting Agent as provided for in this Agreement, the Accounting Agent shall be paid a fee based on such fee schedule as may from time to time be agreed upon in writing, such fee to be paid by the party identified in the fee schedule as responsible for paying such fee. Additional services performed by the Accounting Agent shall be subject to additional fees as agreed from time to time. In addition to such fee, any out-of-pocket disbursements of the Accounting Agent shall be billed separately by the Accounting Agent based on an out-of-pocket schedule as may from time to time be agreed upon in writing. The foregoing fees and disbursements shall be billed by the Accounting Agent in accordance with such fee schedule and shall be paid promptly by wire transfer or other appropriate means to the Accounting Agent.

7. Standard of Care. The Accounting Agent shall be held to the exercise of reasonable care and diligence in carrying out the provisions of this Agreement, provided that the Accounting Agent shall not thereby be required to take any action which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction.

8. General Limitations on Liability. The Accounting Agent shall incur no liability with respect to any telecommunications, equipment or power failures beyond its reasonable control, or any failures to perform or delays in performance by postal or courier services or third-party information providers (including without limitation those listed on Appendix D).

8.1 Each party shall also incur no liability under this Agreement if such party or any agent or entity utilized by such party shall be prevented, forbidden or delayed from performing, or omits to perform, any act or thing which this Agreement provides shall be performed or omitted to be performed, by reason of causes or events beyond its control, including but not limited to:

8.1.1 any Sovereign Event. A "Sovereign Event" shall mean any nationalization; expropriation; devaluation; revaluation; confiscation; seizure; cancellation; destruction; strike; act of war, terrorism, insurrection or revolution; or any other act or event beyond a party’s reasonable control;

8.1.2 any provision of any present or future law, regulation or order of the United States or any state thereof, or of any foreign country or political subdivision thereof, or of any securities depository or clearing agency; and

8.1.3 any provision of any order or judgment of any court of competent jurisdiction.

8.2 The Accounting Agent shall not be held accountable or liable for any losses, damages or expenses the Fund or any shareholder or former shareholder of the Fund or any other person may suffer or incur arising from acts, omissions, errors or delays of the Accounting Agent in the performance of its obligations and duties as provided in Section 3 hereof, including without limitation any error of judgment or mistake of law, except a damage, loss or expense resulting from the Accounting Agent’s willful malfeasance, bad faith or negligence in the performance of such Accounting Agent’s obligations and duties.

8.3 The Accounting Agent shall not be liable for any damages arising out of any misstatement or omission in the Fund’s registration statement, prospectus, shareholder report, offering document or other information filed or made public by the Fund or [Insert Distributor Name] (the “Distributor”), unless such misstatement or omission is a result of information provided by the Accounting Agent.

8.4 Except with respect to the Fund’s indemnification obligation with respect to third-parties pursuant to section 10 (Indemnification), in no event and under no circumstances shall either party be held liable to the other party for consequential or indirect damages, loss of profits, damage to reputation or business or any other special or punitive damages arising under or by reason of any provision of this Agreement or for any act or omissions hereunder, even if either party has been advised of the possibility of such damages or losses.

9. Specific Limitations on Liability. In addition to, and without limiting the application of the general limitations on liability contained in Section 8, above, the following specific limitations on the Accounting Agent’s liability shall apply to the particular services set forth on Appendix B hereto.

9.1 Liability for Fund Accounting Services. Without limiting the provisions in Section 8 hereof, the Accounting Agent’s liability for acts, omissions, errors or delays relating to its fund accounting obligations and duties shall be limited to the amount of any expenses associated with a required recalculation of net asset value per share (“NAV”) or any direct damages suffered by shareholders in connection with such recalculation. The Accounting Agent’s liability or accountability for such acts, omissions, errors or delays shall be further subject to clauses 9.1.1 through 9.1.4 below.

9.1.1. The parties hereto acknowledge that the Accounting Agent's causing an error or delay in the determination of NAV may, but does not in and of itself, constitute negligence or reckless or willful misconduct. The parties further acknowledge that in accordance with industry practice, the Accounting Agent shall be liable and the recalculation of NAV shall be performed only with regard to errors in the calculation of the NAV that are greater than or equal to $.01 per share of a Fund. If a recalculation of NAV occurs, the Fund agrees to reprocess shareholder transactions or take such other action(s) so as to eliminate or minimize to the extent reasonably practicable the liability of the Accounting Agent.

9.1.2. In no event shall the Accounting Agent be liable or responsible to the Fund, any present or former shareholder of the Fund, or any other person for any error or delay that continued or was undetected after the date of an audit performed by the certified public accountants employed by the Fund if, in the exercise of reasonable care in accordance with generally accepted accounting standards, such accountants should have become aware of such error or delay in the course of performing such audit.

9.1.3 The Accounting Agent shall not be held accountable or liable to the Fund, any shareholder or former shareholder thereof or any other person for any delays or losses, damages or expenses any of them may suffer or incur resulting from (i) the Accounting Agent's usage of a third party service provider for the purpose of storing records delivered to the Accounting Agent by the Fund and which the Accounting Agent did not create in the performance of its obligations hereunder; (ii) the Accounting Agent’s failure to receive timely and suitable notification concerning quotations or corporate actions relating to or affecting portfolio securities of the Fund; or (iii) any errors in the computation of NAV based upon or arising out of quotations or information as to corporate actions if received by the Accounting Agent either (a) from a source which the Accounting Agent was authorized to rely upon (including, but not limited to, the fair value pricing procedures of any investment manager of adviser of the Fund and those sources listed on Appendix D), (b) from a source which in the Accounting Agent's reasonable judgment was as reliable a source for such quotations or information as such authorized sources, or (c) relevant information known to the Fund or its service provider which would impact the calculation of NAV but which is not communicated by the Fund or its service providers to the Accounting Agent. To the extent that Fund assets are not in the custody of the Accounting Agent, the Accounting Agent may conclusively rely on any reporting in connection with such assets provided to the Accounting Agent by a third party on behalf of the Fund.

9.1.4. In the event of any error or delay in the determination of such NAV for which the Accounting Agent may be liable, the Fund and the Accounting Agent will consult and make good faith efforts to reach agreement on what actions should be taken in order to mitigate any loss suffered by the Fund or its present or former shareholders, in order that the Accounting Agent's exposure to liability shall be reduced to the extent possible after taking into account all relevant factors and alternatives. It is understood that in attempting to reach agreement on the actions to be taken or the amount of the loss which should appropriately be borne by the Accounting Agent, the Fund and the Accounting Agent will consider such relevant factors as the amount of the loss involved, the Fund's desire to avoid loss of shareholder good will, the fact that other persons or entities could have been reasonably expected to have detected the error sooner than the time it was actually discovered, the appropriateness of limiting or eliminating the benefit which shareholders or former shareholders might have obtained by reason of the error, and the possibility that other parties providing services to the Fund might be induced to absorb a portion of the loss incurred.

9.2 Liability for ETF Transfer Agency and Related Services. Without limiting the provisions in Section 8 hereof, the Accounting Agent shall have no liability for any damages arising out of (i) the failure of any Authorized Participant to perform its obligations under a Participant Agreement (“Participant Agreement” defined for this purpose as any Participant Agreement between the Distributor and an Authorized Participant acknowledged by the Accounting Agent); (ii) activities or statements of sales or wholesaler personnel who are employed by the Distributor or its affiliates; or (iii) (a) the failure of any Authorized Participant to deposit with the Fund’s Custodian sufficient collateral, or to provide additional collateral upon request by the Accounting Agent, in connection with the monitoring services provided for herein on Appendix B; or (b) any errors in the computation of collateral requirements based upon or arising out of quotations or information received by the Accounting Agent from a source which the Accounting Agent was authorized to rely upon (including, but not limited to, those sources listed on Appendix D). Any losses sustained by the Fund as a result of or arising from errors in calculations performed by the Accounting Agent in connection with the monitoring or maintenance of collateral positions relating to creation or redemption unit activity shall not exceed the total fees paid to the Accounting Agent in any calendar year.

10. Indemnification. The Fund hereby agrees to indemnify the Accounting Agent against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any act, omission, error or delay or any third party claim, demand, action or suit, in connection with or arising out of performance of the Accounting Agent’s obligations and duties under this Agreement, not resulting from the willful malfeasance, bad faith or negligence of the Accounting Agent in the performance of such obligations and duties. Notwithstanding any provision to the contrary in this Agreement, the Fund shall not be required to apply the assets of one Portfolio to satisfy the obligations of any other Portfolio arising under or in connection with this Agreement. The provisions of this Section 10 shall survive the termination of this Agreement.

11. Reliance by the Accounting Agent on Opinions of Counsel and Opinions of Certified Public Accountants.

The Accounting Agent may consult with its counsel or the Fund's counsel in any case where so doing appears to the Accounting Agent to be necessary or desirable. The Accounting Agent shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting upon the advice of its counsel or of the Fund's counsel. The Accounting Agent may consult with a certified public accountant or the Fund's Treasurer in any case where so doing appears to the Accounting Agent to be necessary or desirable.

12. Termination of Agreement. This Agreement may be terminated by either party in accordance with the provisions of this Section.

12.1 This Agreement shall have an initial term of three (3) years from the date hereof and, thereafter, this Agreement shall automatically renew for successive one (1) year periods unless either party terminates this Agreement by written notice effective no sooner than seventy-five (75) days following the date that notice to such effect shall be delivered to the other party at its address set forth herein. Notwithstanding the foregoing provisions, either party may terminate this Agreement at any time (a) for cause, which is a material breach of the Agreement not cured within sixty (60) days, in which case termination shall be effective upon written receipt of notice by the non-terminating party, or (b) upon thirty (30) days written notice to the other party in the event that the other party is adjudged bankrupt or insolvent, or there shall be commenced against such party a case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect. In the event a termination notice is given by a party hereto, all expenses associated with the movement of records and materials and the conversion thereof shall be paid by the terminating party, provided that in the event of termination for cause, expenses shall be paid by the non-terminating party. The Accounting Agent shall be responsible for completing all actions in progress when such termination notice is given unless otherwise agreed.

12.2. Upon termination of the Agreement in accordance with this Section 12, the Fund may request the Accounting Agent to promptly deliver to the Fund or to any designated third party all records created and maintained by the Accounting Agent pursuant to Section 3.1 of this Agreement, as well as any Fund records maintained but not created by the Accounting Agent. If such request is provided in writing by the Fund to the Accounting Agent within seventy-five (75) days of the date of termination of the Agreement, the Accounting Agent shall provide to the Fund a certification that all records created by the Accounting Agent pursuant to its obligations under Section 3.1 of this Agreement are accurate and complete. After seventy-five (75) days of the date of termination of this Agreement, no such certification will be provided to the Fund by the Accounting Agent and the Accounting Agent is under no further obligation to ensure that records created by the Accounting Agent pursuant to Section 3.1 of this Agreement are maintained in a form that is accurate or complete.

13. Confidentiality. The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering or obtaining services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by or to any regulatory authority or self-regulatory authority, any auditor or attorney of the parties hereto, or by judicial or administrative process or otherwise by Applicable Law.

14. Tape-recording. The Fund authorizes the Accounting Agent to tape record any and all telephonic or other oral instructions given to the Accounting Agent by or on behalf of the Fund, including from any Authorized Person. This authorization will remain in effect until and unless revoked by the Fund in writing. The Fund further agrees to solicit valid written or other consent from any of its employees with respect to telephone communications to the extent such consent is required by applicable law.

15. Entire Agreement; Amendment. This Agreement constitutes the entire understanding and agreement of the parties hereto and supersedes any other oral or written agreements heretofore in effect between the parties with respect to the subject matter hereof. No provision of this Agreement may be amended or terminated except by a statement in writing signed by the party against which enforcement of the amendment or termination is sought.

16. Severability. In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

17. Headings. The section headings in this Agreement are for the convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions thereof.

18. Governing Law. This Agreement shall be governed by and construed according to the laws of the Commonwealth of Massachusetts without giving effect to conflicts of laws principles and each of the parties hereto irrevocably consents to the exclusive jurisdiction of the courts of the Commonwealth of Massachusetts in the City of Boston and the federal courts located in the City of Boston. Each party irrevocably waives any objection it may now or hereafter have to the laying of venue of any action or proceeding in any of the aforesaid courts and any claim that any such action or proceeding has been brought in an inconvenient forum. Furthermore, each party hereto irrevocably waives any right that it may have to trial by jury in any action, proceeding or counterclaim arising out of or related to this Agreement or the services contemplated hereby.

19. Notices. Notices and other writings delivered or mailed postage prepaid to the Fund addressed to the Fund at [____________], Attention: [____________] or to such other address as the Fund may have designated to the Accounting Agent in writing, or to the Accounting Agent at 50 Post Office Square, Boston, MA 02110, Attention: Manager, Fund Administration Department, or to such other address as the Accounting Agent may have designated to the Fund in writing, shall be deemed to have been properly delivered or given hereunder to the respective addressee.

20. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Fund and the Accounting Agent and their respective successors and assigns, provided that no party hereto may assign this Agreement or any of its rights or obligations hereunder without the written consent of the other party. Each party agrees that only the parties to this Agreement and/or their successors in interest shall have a right to enforce the terms of this Agreement. Accordingly, no client of the Fund or other third party shall have any rights under this Agreement and such rights are explicitly disclaimed by the parties.

21. Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original. This Agreement shall become effective when one or more counterparts have been signed and delivered by each of the parties. A photocopy or telefax of the Agreement shall be acceptable evidence of the existence of the Agreement and the Accounting Agent shall be protected in relying on the photocopy or telefax until the Accounting Agent has received the original of the Agreement.

22. Exclusivity. The services furnished by the Accounting Agent hereunder are not to be deemed exclusive, and the Accounting Agent shall be free to furnish similar services to others.

23. Authorization. The Fund hereby represents and warrants that the Fund’s Board of Trustees has authorized the execution and delivery of this Agreement and that an authorized officer of the Fund has signed this Agreement, Appendices A, B, C, and D and the fee schedule hereto. The Accounting Agent hereby represents and warrants that this Agreement has been duly authorized, executed and delivered by the Accounting Agent.

24. Acknowledgement of Non-Liability. The Accounting Agent hereby acknowledges that (i) the Agreement is executed on behalf of the Fund by officers of the Fund in their capacity as officers and not individually and (ii) any obligation of the Fund hereunder is binding only upon the assets of the Fund (or the applicable Portfolio hereof) and shall not be binding upon any trustees, officer, employee or agent of the Fund or any shareholder of a Portfolio.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first written above.

The undersigned acknowledges that (I/we) have received a copy of this document .

BROWN BROTHERS HARRIMAN & CO.

By:
Name:
Title:
Date:

INVESTMENT MANAGERS SERIES TRUST

By:
Name:
Title:
Date:

APPENDIX A

TO

ADMINISTRATIVE AGENCY AGREEMENT

Dated as of ___________, 201_

The following is a list of Portfolios for which the Accounting Agent shall serve under an Administrative Agency Agreement dated as of ____________, 2020_:

INVESTMENT MANAGERS SERIES TRUST

By:
Name:
Title:
Date:

APPENDIX B

ADMINISTRATIVE AGENCY AGREEMENT

Services

Fund Accounting Services

The Accounting Agent will provide the following fund accounting services to each Portfolio each day that such Portfolio and the New York Stock Exchange (“NYSE”) is open (each a “Business Day”): transaction processing and review, custodial reconciliation, securities pricing and investment accounting.

Transaction Processing and Review. The Accounting Agent shall input and reconcile each Portfolio’s investment activity including with respect to:

•	Investment taxlots
•	Income
•	Dividends
•	Principal paydowns
•	Capital activity
•	Expense accruals
•	Cash activity
•	Corporate Reorganizations

Custodial Reconciliation. The Accounting Agent shall reconcile the following positions of each Portfolio against the records of the Custodian:

•	Securities holdings
•	Cash including cash transfers, fees assessed and other investment related cash transactions
•	Trade settlements

Securities Pricing. The Accounting Agent shall update each security position of each Portfolio as to the following:

•	Market prices obtained from approved sources including those listed on Appendix D or Fair Valuations obtained from an Authorized Person of the Fund
•	Mark to market of non-base receivables/payables utilizing approved foreign exchange quotations as quoted in Appendix D
•	Mark to market of non-base currency positions utilizing the approved sources quoted in Appendix D or Fair Valuations obtained from an Authorized Person of the Fund

Investment Accounting. The Accounting Agent shall provide the following investment accounting services to each Portfolio:

•	Amortization/accretion at the individual tax lot level
•	General ledger entries
•	Book value calculations
•	Trade Date + 1 accounting
•	Calculation of Net Asset Value Per Share (“NAV”) as of the close of business of the NYSE

Performance Measurement Services

The Accounting Agent shall provide the following services related to calculating and reporting Fund performance:

•	Calculate time weighted total returns for each Portfolio (by class, if applicable) and report such returns to the Fund on a monthly basis, and SEC after-tax returns on an annual basis
•	If applicable, calculate 30-day SEC yields and report such returns to the Fund on a monthly basis
•	Provide and review each Portfolio’s performance information disclosed in its financial statements, prospectus and statement of additional information
•	On a monthly basis, reconcile total return calculations to those reported by major database companies
•	At the Fund’s request, report portfolio holdings to identified database companies
•	At the Fund’s request, provide the Fund with total return and yield based on a Portfolio’s market price per share, in addition to based on the Portfolio’s net asset value per share

ETF Transfer Agency and Related Services

The Accounting Agent shall perform the following ETF Transfer Agency and Related Services:

I.	Creation and Redemption of Creation Units.

It is agreed and understood that the Accounting Agent on the Fund’s behalf, shall process the issuance and redemption of Creation Units of each Portfolio in blocks of shares as established by the Fund to and from such persons as are identified and approved by the Distributor as Authorized Participants and who have entered into a Participant Agreement.

A.	Accept from [the Distributor/Authorized Participants] creation and redemption orders for communication to the appropriate parties, approval (as may be agreed with the Distributor) and processing.

B.	Pursuant to creation and redemption orders that the Accounting Agent as transfer agent shall receive from [the Distributor/Authorized Participants (and which shall be confirmed by the Distributor, as required)] and pursuant to the procedures set forth in the Participant Agreement, the Accounting Agent shall communicate such orders to the Fund.

B.	Pursuant to such creation orders that the Accounting Agent as the Index Receipt Agent shall receive from the Authorized Participant (and which shall be confirmed by the Distributor) and pursuant to the procedures set forth in the Participant Agreement, the Accounting Agent shall transfer appropriate trade instructions (which may be irrevocable in certain foreign markets) to the Fund’s custodian, Brown Brothers Harriman & Co. (“Custodian”) and pursuant to such orders register the appropriate number of book entry only Creation Units in the name of The Depository Trust Company (“DTC”) or its nominee as a shareholder of the Fund and deliver the Creation Units of the Fund to the appropriate Authorized Participant.

C.	Pursuant to such redemption orders that Index Receipt Agent shall receive from the Authorized Participant and pursuant to the procedures set forth in the Participant Agreement, the Accounting Agent shall transfer appropriate trade instructions (which may be irrevocable in certain foreign markets) to the Custodian and, pursuant to such orders, redeem the appropriate number of Creation Units that are delivered to the designated DTC Participant Account of the Custodian for redemption and debit such Creation Units from the account of the Authorized Participant on the register of the Fund.

D.	On behalf of the Fund, the Accounting Agent shall issue Creation Units of each Portfolio for settlement with purchasers through DTC as the purchaser is authorized to receive. Beneficial ownership of shares of the Portfolios shall be shown on the records of DTC and DTC Participants and not on any records maintained by the Accounting Agent. In issuing Creation Units through DTC to an Authorized Participant, the Accounting Agent shall be entitled to rely upon the latest Instructions that are received from the Distributor by the Accounting Agent as Index Receipt Agent concerning the issuance and delivery of such Creation Units for settlement.

E.	The Accounting Agent shall not issue on behalf of any Portfolio any Creation Units where it has received an Instruction from the Fund or the Distributor or written notification from any federal or state authority that the sale of the shares of the Portfolio has been suspended or discontinued, and the Accounting Agent shall be entitled to rely upon such Instructions or written notification.

F.	Upon the issuance of Creation Units as provided herein, the Accounting Agent shall not be responsible for the payment of any original issue or other taxes, if any, required to be paid by the Portfolio or the Distributor in connection with such issuance.

G.	The Accounting Agent will act only upon Instruction from the Fund and/or the Distributor in addressing any failure in the delivery of cash, securities and/or shares in connection with the creation and redemption of Creation Units. The Accounting Agent shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder.

H.	To the extent requested by the Fund, the Accounting Agent will assist the Fund in creating and revising (as necessary) policies and procedures that govern the construction of Creation Unit baskets (including custom baskets) and the process that will be used for the acceptance of such baskets, as required by Rule 6c-11 under the 1940 Act.

II.	Recordkeeping.

A.	The Accounting Agent shall record the creation and redemption of Creation Units and maintain, pursuant to Rule 17Ad-6(b) under the Securities Exchange Act of 1934, as amended, a record of the total number of Creation Units that are authorized, issued and outstanding based upon data provided to the Accounting Agent by the Fund or the Distributor. The Accounting Agent shall also provide the Fund on a regular basis with the total number of Creation Units authorized, issued and outstanding; provided however that the Accounting Agent shall not be responsible for monitoring the issuance of such Creation Units or compliance with any laws relating to the validity of the issuance or the legality of the sale of such Creation Units or shares.

III.	Services Related to the Monitoring of Cash Collateral.

The Fund acknowledges that accepting cash collateral or cash in lieu from Authorized Participants in connection with Creation Unit activity entails a variety of risks (including market risk, counterparty risk and settlement risk), which the Fund retains notwithstanding the provision by the Accounting Agent of services related to monitoring of cash collateral. The services provided by the Accounting Agent are administrative and do not change the nature of the relationship between the Fund and any Authorized Participant. The Fund agrees that it bears all investment risk of any cash collateral posted by any Authorized Participant and agrees further to participate in (including entering into required documentation) the Custodian’s CMS program with respect to cash collateral. The Accounting Agent shall have no obligation with respect to determining adequacy or sufficiency of collateral required or received other than calling cash collateral in accordance with the terms set forth in the Participant Agreement and Operational Procedures. The Fund agrees to cooperate with the Accounting Agent with respect to resolutions of issues or exceptions as they may arise with respect to collateral posted by Authorized Participants and agrees to instruct the Accounting Agent as to any realization by the Fund upon cash collateral posted, including any measures to be taken by the Fund or the applicable investment advisor, for example, buying in, of securities or shares of the Portfolios. The Accounting Agent shall perform the following specific services:

(a)	Identify creation and redemption Creation Unit activity for which collateral is required, on a daily basis
(b)	Calculate required collateral for creation and redemption on a daily basis in accordance with the collateral ratios set forth in the in Participant Agreements, utilizing a market price from a third party pricing source [as mutually agreed/set forth on Appendix D]
(c)	Mark to market daily the value of such collateral positions using market prices from a third party pricing source [as mutually agreed/set forth on Appendix D]
(d)	Communicate collateral requirements as determined in (b) and (c) to Authorized Participants as necessary
(e)	Provide reporting as to open collateral positions and notify the Fund in the event of collateral delivered by Authorized Participants
(f)	Establish Operational Procedures with the Fund and Authorized Participants (based upon the form provided by the Accounting Agent) which set forth the detailed requirements in connection with the processing requirements as to cash collateral posted by Authorized Participants

BROWN BROTHERS HARRIMAN & CO.

By:
Name:
Title:
Date:

INVESTMENT MANAGERS SERIES TRUST

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APPENDIX C

ADMINISTRATIVE AGENCY AGREEMENT

List of Authorized Persons

INVESTMENT MANAGERS SERIES TRUST

By:
Name:
Title:
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APPENDIX D TO

ADMINISTRATIVE AGENCY AGREEMENT

AUTHORIZED SOURCES

The Fund hereby acknowledges that the Accounting Agent is authorized to use the following authorized sources and their successors and assigns for financial reporting, compliance monitoring, performance measurement, pricing (including corporate actions, dividends and rights offering), and foreign exchange quotations, to assist it in fulfilling its obligations under the aforementioned Agreement.

BANK OF AMERICA MERRILL LYNCH GLOBAL RESEARCH

BLOOMBERG

RUSSELL/MELLON

FUND MANAGERS / CLIENT DIRECTED

INTERACTIVE DATA CORPORATION

REPUTABLE BROKERS

THOMSON REUTERS

SUBCUSTODIAN BANKS

SIX FINANCIAL

REPUTABLE FINANCIAL PUBLICATIONS

STOCK EXCHANGES

STAT PRO

MORGAN STANLEY CAPITAL INTERNATIONAL

WALL STREET OFFICE*

PRICING DIRECT

MARKIT

SUPER DERIVATIVES

S&P

DOW JONES

JP MORGAN

SQX (SECURITIES QUOTE EXCHANGE)

BARCLAYS

FITCH SOLUTIONS

MOODYS

FORD EQUITY RESEARCH

FTSE GROUP

INVESTMENT TECHNOLOGY GROUP (ITG)

WM COMPANY

WOLTERS KLUWER FINANCIAL SERVICES

DEPOSITORIES (DTC, EUROCLEAR, ETC)

CLEARING BANKS (JP MORGAN CHASE, BANK OF NEW YORK MELLON, ETC)

OeKB

CITIGROUP INDEX LLC

MORNINGSTAR INC.

*	By using Wall Street Office (“WSO”) as an authorized information source, the Fund is authorizing the Accounting Agent to share confidential information regarding bank loan transactions with WSO. The Fund acknowledges and agrees that, while WSO must maintain such information confidentially, WSO is permitted to utilize such information on an anonymous basis in furtherance of its products and services.

INVESTMENT MANAGERS SERIES TRUST

By:
Name:
Title:
Date: